May 12, 2009

Mr. Mark Seremet
268 Trinity Pass
Pound Ridge, New York 10576

Dear Mark:

This will confirm that you have personally executed and delivered the attached guarantee (the “Guaranty”) of that certain financing dated April 6, 2009 between Wells Fargo Bank and Zoo Publishing, Inc., (the “Loan”).

In consideration for you providing the Guaranty, Zoo Entertainment, Inc. (“Zoo”) and you hereby agrees as follows:

1. For so long as the Loan and the Guaranty remain in full force and effect, Zoo shall pay you a monthly fee of $10,000 per month; provided, however, if for any three consecutive months no amount of the Loan is due and owing (but it has not been terminated) for any one day during that time, the monthly  fee shall not be owed for the following month.  You agree that so long as you remain employed by Zoo or any of its subsidiaries, you will not withdraw the Guaranty during the term of the Loan.   In addition, Zoo agrees that your employment will not be terminated (except for cause under the terms of your employment agreement with Zoo or its subsidiaries) and your status, compensation and benefits with the company that employs you will not be diminished as long as the Guaranty and the Loan are in effect.   Zoo agrees that in the event you terminate employment for any reason, Zoo will use its best efforts to have your name removed from the Guaranty as soon as possible thereafter.  If the Guaranty is not released by the end of the month following termination of employment the monthly fee shall be doubled to $20,000 for each month thereafter until the Guaranty is removed.

2. Promptly following the earlier of (a) the conversion of at least 25% of all currently existing convertible debt of Zoo into equity of Zoo and (b) 180 days from the date of this letter agreement (regardless of whether all or only a portion of the currently existing convertible debt has been converted) and, in each case, subject to the below, Zoo shall issue to you, options to acquire shares of Zoo common stock equal to 6% of the then issued and outstanding shares of common stock of Zoo (based on a fully diluted current basis assuming those options and warrants that have an exercise price below $.40 per share (as adjusted for stock splits, dividends, reorganizations and like events) are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted) inclusive of any options or other equity securities or securities convertible into equity of Zoo that you may own at the time of such issuance (the “New Options”); provided, however, that any options that you own on the date of issuance of the New Options with an exercise price that is higher than the exercise price of the New Options shall be cancelled as of the date of the issuance of the New Options and shall not be considered in determining your percentage ownership for purposes of calculating the number of New Options to be granted to you.  The New Options shall be issued under the Zoo 2007 Employee, Director and Consultant Stock Plan and standard form of nonqualified stock option agreement; provided however that in the event the Guaranty on the Loan has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term.

Sincerely yours Zoo Entertainment, Inc.

By:	/s/ David Fremed
David Fremed, CFO

Accepted & Agreed:
/s/ Mark Seremet
Mark Seremet